Zion Oil & Gas Rights Offering Fully Subscribed - $21 Million Raised

Dallas, Texas and Caesarea, Israel - June 25, 2009: Zion Oil & Gas, Inc. (NYSE Amex: ZN) announced today that on June 24, 2009 it completed its previously announced rights offering. The outcome of the rights offering, as of the close of business on June 24, 2009, indicates that (including over-subscription) the rights offering has been over-subscribed.

Holders of record of Zion's common stock, as of the close of business on May 4, 2009, were given non-transferable subscription rights to purchase up to 4.2 million shares of common stock at a subscription price of $5.00 per share.

The total available subscription of 4.2 million shares, for gross proceeds of $21.0 million, will be accepted (including almost all of the over-subscription) and refunds for any unfilled over-subscriptions will be refunded as soon as possible.

Zion’s Chief Executive Officer, Richard Rinberg, said today, “I am pleased to announce the successful conclusion of our rights offering. The $21.0 Million proceeds will provide us with financial and operating flexibility and will enable us to significantly further our exploration and drilling program.”

 Zion is currently drilling its Ma’anit-Rehoboth #2 well to the Triassic Formation (down to a depth of 15,400 feet) and then, it is planned, to the Permian Formation (down to a depth below 18,000 feet). Today, the drilling has reached a depth of approximately 15,750 feet.

For updates on the drilling activity please visit Zion’s website “www.zionoil.com”.

Zion Oil & Gas, a Delaware corporation, explores for oil and gas in Israel in areas located on-shore between Haifa and Tel Aviv. It currently holds two petroleum exploration licenses, the Joseph and the Asher-Menashe Licenses, between Netanya, in the south, and Haifa, in the north, covering a total of approximately 162,000 acres and the Issachar-Zebulun Permit Area, adjacent to and to the east of Zion’s Asher-Menashe license area, covering approximately 165,000 acres. Zion’s total petroleum exploration rights area is approximately 327,000 acres.

Zion’s common stock trades on the NYSE Amex under the symbol “ZN” and Zion’s warrants trade under the symbol “ZN.WS”.

FORWARD-LOOKING STATEMENTS: Statements in this press release that are not historical fact, including statements regarding Zion’s planned operations, drilling efforts and potential results thereof and plans contingent thereon, are forward-looking statements as defined in the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that are subject to significant known and unknown risks, uncertainties and other unpredictable factors, many of which are described in Zion’s periodic reports filed with the SEC and are beyond Zion’s control. These risks could cause Zion’s actual performance to differ materially from the results predicted by these forward-looking statements. Zion can give no assurance that the expectations reflected in these statements will prove to be correct and assumes no responsibility to update these statements.

Zion’s homepage may be found at: www.zionoil.com

Contact:

Zion Oil & Gas, Inc.
Ashley Chatman, 214-221-4610